UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 28, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the closing of the Merger (as defined under Item 2.01 below), on September 28, 2012, Net Element, Inc. (the “Company”) entered into a Termination of Shareholder Rights Agreement (the “Termination Agreement”) with TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida), Enerfund, LLC, Mike Zoi, Mark Global Corporation and Kenges Rakishev. Pursuant to the Termination Agreement, that certain Shareholder Rights Agreement, dated as of February 24, 2012, among TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida), Enerfund, LLC, Mike Zoi, Mark Global Corporation, Kenges Rakishev and the Company, was terminated effective as of October 2, 2012 (immediately following the consummation of the transactions contemplated pursuant to the Merger Agreement, as defined under Item 2.01 below). At the time the Termination Agreement was entered into, each of Mike Zoi and Kenges Rakishev was a director and significant stockholder of the Company, and each of Messrs. Zoi and Rakishev currently is a director and significant stockholder of NEI (as defined under Item 2.01 below). Mr. Zoi is the direct or indirect controlling member and/or manager of each of TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) and Enerfund, LLC. Mr. Rakishev is the sole shareholder of Mark Global Corporation.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on June 12, 2012, the Company and Cazador Acquisition Corporation Ltd., a Cayman Islands limited corporation (“Cazador”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On October 2, 2012, the parties closed the transactions contemplated by the Merger Agreement and the Company merged (the “Merger”) with and into Cazador, resulting in the Company ceasing to exist and Cazador continuing as the surviving company in the Merger. Immediately prior to consummation of the Merger, Cazador re-domesticated and converted into a Delaware corporation. In connection with the Merger, Cazador changed its name to Net Element International, Inc. (“NEI”). At the effective time of the Merger, each share of common stock of the Company (“Company Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than Company Shares held by the Company as treasury stock or by any of its direct or indirect wholly-owned subsidiaries, which were cancelled at the effect time of the Merger, and Company Shares with respect to which appraisal rights, to the extent available under the Delaware General Corporation Law, were properly exercised and not withdrawn) was cancelled and converted into the right to receive 1/40 (or 0.025) of a share of common stock of NEI. On October 3, 2012, NEI’s common stock began trading on The Nasdaq Capital Market under the trading symbol “NETE.”

On October 2, 2012, the Company and Cazador issued a joint press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

References to, and descriptions of, the Merger Agreement as set forth herein are not intended to be complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which was filed by the Company as Exhibit 2.1 to its Form 8-K filed with the Securities and Exchange Commission on June 14, 2012, and which is incorporated herein by this reference.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosures contained under Item 2.01 relating to the effect of the Merger on issued and outstanding Company Shares are incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, each of Mike Zoi, Kenges Rakishev, Felix Vulis, Curtis Wolfe, James Caan and Dmitry Kozko resigned as a director of the Company effective as of October 2, 2012.

2

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 28, 2012, the Company held a special meeting of its stockholders at which the Company’s stockholders voted on the approval and adoption of the Merger Agreement. The final voting results were as follows:

	For	Against	Abstain/Withhold	Broker Non-Votes
Number of votes	666,985,270	2,705	1,032	0

Percentage of shares outstanding and entitled to vote	87.04%	*	*	0

 * Less than 1%.

Stockholders of the Company also voted on the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there were not sufficient votes to approve and adopt the Merger Agreement (the "Adjournment Proposal"). There were 666,985,264 votes for the Adjournment Proposal, 2,725 votes against the Adjournment Proposal and 1,018 votes that abstained from voting on the Adjournment Proposal and no broker non-votes as to the Adjournment Proposal.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Termination of Shareholder Rights Agreement, dated as of September 28, 2012, among TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida), Enerfund, LLC, Mike Zoi, Mark Global Corporation, Kenges Rakishev and Net Element, Inc.
99.1	Press Release dated October 2, 2012

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC., a Delaware corporation, successor by merger to Net Element, Inc.

Date: October 3, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

4

EXHIBIT INDEX

Exhibit No.	Description
10.1	Termination of Shareholder Rights Agreement, dated as of September 28, 2012, among TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida), Enerfund, LLC, Mike Zoi, Mark Global Corporation, Kenges Rakishev and Net Element, Inc.
99.1	Press Release dated October 2, 2012